UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

JAKKS Pacific, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2026

We are pleased to invite you to attend the 2026 Annual Meeting of Stockholders of JAKKS Pacific, Inc. to be held on Friday, June 5, 2026 at 8:00 a.m. Pacific Time.

The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting live, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/JAKK2026. There is no physical location for the Annual Meeting. The purpose of the Annual Meeting is to consider and act upon the following matters:

(1)	To elect one (1) Class III Director to hold office for the term described in this proxy statement.

(2)	To ratify the selection of the firm of BDO USA, P.C. as the Company’s independent auditors for the current fiscal year.

(3)	To conduct an advisory vote on executive compensation.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on April 8, 2026 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

After careful consideration, our Board of Directors has approved each of the Proposals and has determined that each Proposal is advisable, fair and in the best interests of the Company and its stockholders. Accordingly, our Board of Directors recommends that stockholders vote “FOR” each of the proposals 2 and 3 set forth in this proxy statement and “FOR” the nominee for director.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (424) 268-9444 during regular business hours. If we determine that a physical in-person inspection is not practicable, such list of stockholders may be made available electronically, upon request. In addition, during the Annual Meeting, a live secure link will be provided to any stockholder of record virtually attending the Annual Meeting which will provide access to the list of stockholders.

Your vote is important and whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the internet. If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Voting by proxy will ensure your shares are represented at the Annual Meeting. Banks and brokers cannot exercise discretionary voting on certain matters. Accordingly, if you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank or broker) so that your shares are voted at the meeting on all matters. You may revoke the proxy at any time before the authority granted therein is exercised.

We are using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a printed copy of the notice of the Annual Meeting, proxy statement, and proxy card or voting instruction form and our Annual Report for the fiscal year ended December 31, 2025 (the “Meeting Materials”). Each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the Meeting Materials) will receive a Notice. The Notice contains instructions on how stockholders can access the Meeting Materials over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of the Meeting Materials. We believe this process will expedite stockholders’ receipt of the Meeting Materials, lower the costs of the Annual Meeting and conserve natural resources. The Meeting Materials are also available at www.proxyvote.com.

By Order of the Board of Directors,

Stephen G. Berman,

Secretary

Santa Monica, California

April 22, 2026

JAKKS PACIFIC, INC.

2951 28TH STREET

SANTA MONICA, CA 90405

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2026

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2026 Annual Meeting of Stockholders to be held on June 5, 2026, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

We have decided to hold a virtual meeting because we believe it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Information on how to vote online while attending the Annual Meeting is discussed below.

For the reasons stated above, (i) the Annual Meeting will be conducted completely online via the internet and there is no physical location for the Annual Meeting. Stockholders may attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/JAKK2026 and (ii) we are sending you a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a printed copy of the notice of the Annual Meeting, proxy statement, proxy card or voting instruction form, and our Annual Report for the fiscal year ended December 31, 2025 (the “Meeting Materials”).

If you are a registered holder, you may log in by using the Virtual Control Number included on your Notice (and on your proxy card if so requested). If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration, and you will be assigned a Virtual Control Number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/JAKK2026. Please allow ample time for online check-in, which will begin at 7:30 a.m., Pacific Time/10:30 a.m. Eastern Time, on June 5, 2026.

Voting Securities and Votes Required

At the close of business on April 8, 2026, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 11,444,411 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting for all matters to be voted on by the holders of our common stock. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter but will not be counted as a vote in favor of such matter.

Proposal No. 1 (directors) - With respect to the election of directors, our By-Laws provide that a majority of the votes cast (as defined in the By-Laws) are required for election of directors in uncontested director elections, but allow our Board of Directors (the “Board”) to nonetheless retain a director who does not receive a majority of the votes cast in the event it believes that would serve the best interests of the Company and its shareholders. This is popularly referred to as the “Intel” procedure named after Intel Corporation that first adopted such a process in 2006, and which process has been adopted by numerous Fortune 500 companies since then. What this means in practice is that if a director is not elected by a majority of the votes cast at the annual meeting, the director shall offer to tender his or her resignation to the Board. The Nominating Committee of the Board (the “Nominating Committee”) will then consider the matter and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is to be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Inasmuch as this year there is an uncontested slate of director nominations, this process will be implicated.

Our Board is classified into three classes with staggered three-year terms, designated as follows:

●	Class I, currently comprised of Stephen Berman and Neilwantie Mahabir with their terms expiring at the annual meeting of stockholders to be held in 2027;

●	Class II, currently comprised of Alexander Shoghi, Jonathan Liebman and Jordan Moelis with their terms expiring at the annual meeting of stockholders to be held in 2028; and

●	Class III, currently comprised of Lori MacPherson, with her term expiring at this annual meeting of stockholders.

Proposal No. 2 (auditors) – With respect to the approval of the auditors, the affirmative vote of a majority of the shares present and entitled to vote on the matter is required for approval.

Proposal No. 3 (executive compensation) - With respect to approval of our executive compensation, while our Board and its Compensation Committee (the “Compensation Committee”) will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them.

Abstentions and Broker Non-Votes

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting will have the effect of a vote against each of Proposals 2 and 3.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Each of Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote on executive competition) is a “non-routine” matter. A “broker non-vote” will have no effect on the outcome of any of these matters.

Virtual Meeting Protocols

How to Vote

If you are a stockholder of the Company and your shares of our common stock are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice is being sent directly to you by the Company. If you are a stockholder of record of the Company, you may virtually attend the Annual Meeting and vote your shares in person or as otherwise detailed on the Notice. If your shares of our common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you, by such bank, broker or other nominee. As the beneficial owner, you are also invited to virtually attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the Annual Meeting.

If you are a stockholder with shares registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., on the record date, you may vote online while virtually attending the Annual Meeting or vote by proxy, by telephone, by internet or by mail. Whether or not you plan to virtually attend the Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote in person even if you have already voted by proxy, although doing so will have the effect of revoking your earlier vote.

● To vote online at the Annual Meeting. To vote online during the Annual Meeting, join the virtual Annual Meeting at www.virtualshareholdermeeting.com/JAKK2026. You will then be prompted to enter the meeting password, which is your unique control number (included on the Notice (and on the proxy card if requested)) and then follow the instructions in the Annual Meeting portal.

● To vote by proxy by telephone. To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice (and the proxy card if requested). Your telephone vote must be received by 8:59 p.m., Pacific/11:59 p.m. Eastern Time on June 4, 2026, to be counted.

● To vote online not at the Annual Meeting. To vote through the Internet without attending the Annual Meeting, go to www.Proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice (and the proxy card if requested). Your Internet vote must be received by 8:59 p.m., Pacific/11:59 p.m. Eastern Time on June 4, 2026, to be counted.

● To vote by proxy by mail. You may submit your proxy by mail by following the instructions on the Notice to obtain hard copies of the proxy materials and proxy card and then completing and signing the proxy card and mailing it in the envelope which will be provided to you with the proxy materials. Provided your proxy card is received prior to the Annual Meeting your shares will be voted as you have instructed.

We provide Internet proxy voting to allow you to vote your shares online via proxy prior to the Annual Meeting, and Internet voting to allow you to vote your shares during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Since Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote on executive competition) are each considered “non-routine” matters, your broker will not be able to vote your shares of our common stock without specific instructions from you.

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received the Notice with voting instructions from that organization rather than from the Company. Follow the instructions from your broker or other agent to vote by telephone or over the internet or contact your broker or bank to request a proxy form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker or other agent.

Any stockholder of record voting by proxy has the right to revoke his, her or its proxy at any time before the polls close at the Annual Meeting by sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of the Company, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by following the instructions on the Notice (and on the proxy card if requested), or by virtually attending the Annual Meeting and voting in person. Attendance (virtually) alone at the Annual Meeting will not revoke a proxy. If a stockholder of the Company has instructed a broker to vote his, her or its shares of our common stock that are held in “street name,” the stockholder must follow directions received from his, her or its broker to change those instructions.

Participation

You do not need to pre-register to attend and/or participate in the Annual Meeting. Fifteen (15) minutes prior to the start of the Annual Meeting go to www.virtualshareholdermeeting.com/JAKK2026 and follow the instructions.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you can virtually attend the Annual Meeting on the Internet by going to www.virtualshareholdermeeting.com/JAKK2026 and following the instructions. Should you be asked for a password at any point in the process, simply insert your unique control number which is included on the Notice (and on the proxy card if requested).

If you hold your shares through an intermediary, and desire to virtually attend the Annual Meeting online by webcast you must submit proof of your beneficial ownership reflecting your Company holdings along with your name and email address by going to www.Proxyvote.com and following the instructions no later than 11:59 p.m. Pacific Time on June 4, 2026/2:59 a.m. Eastern Time on June 5, 2026.

Alternatively, you can send the information by mail to:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Google Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/JAKK2026 or during the meeting, there will be a toll-free number and international number available on the website to help you. Technicians will be ready to assist you with any technical difficulties you may have, beginning at 7:45 a.m. Pacific Time/10:45 a.m. Eastern Time a.m. on June 5, 2026, through the conclusion of the Annual Meeting. You will have the ability to test the system before the Annual Meeting starts.

General Information

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of the nominee to the Board and “FOR” each of the proposals 2 and 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary, by voting online during the Annual Meeting, or as otherwise described above.

We are mailing the Notice with respect to this Proxy Statement to our stockholders on or about April 22, 2026. The proxy materials include our Annual Report on Form 10-K for our fiscal year ended December 31, 2025.

For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting. You may make a request by calling our corporate headquarters at (424) 268-9444 during regular business hours or go to virtualmeeting@viewproxy.com. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder of record virtually attending the Annual Meeting via a live secure link.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 17, 2026 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers, (4) each of our current directors and nominees, and (5) all our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percent of Outstanding Shares (4)
Lawrence I. Rosen	1,900,837	(5)	16.6%
Gate City Capital Management, LLC	782,717	(6)	6.8
BlackRock, Inc.	641,569	(7)	5.6
Dimensional Fund Advisors LP	569,538	(8)	5.0
Stephen G. Berman	300,452	(9)	2.6
John L. Kimble	171,277	(10)	1.5
Alexander Shoghi	12,564	(11)	*
Lori MacPherson	—	(12)	—
Neilwantie Mahabir	—	(12)	—
Jonathan R. Liebman	—	(12)	—
Jordan Moelis	—	(12)	—
All directors and executive officers as a group (7 persons)	484,293	(13)	4.2

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405.
(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after April 17, 2026. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares. All share amounts have been adjusted to reflect the 1-10 reverse split effective July 9, 2020.
(4)	Based upon 11,444,411 shares outstanding on April 17, 2026. Does not include, unless noted otherwise, any shares of common stock issuable upon the conversion of any Restricted Stock Units (“RSUs”).
(5)	The address of Mr. Rosen is 1578 Sussex Turnpike (Bldg. 5), Randolph, NJ 07689. Possesses shared voting and dispositive power with respect to all of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from a Schedule 14A filed on May 8, 2025.
(6)	The address of Gate City Capital Management, LLC is 8725 W. Higgins Road, Suite 530, Chicago, IL 60631. Possesses sole voting power with respect to 782,717 shares and sole dispositive power with respect to all such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 17, 2026.
(7)	The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. Possesses sole voting power with respect to 625,937 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13F filed on February 12, 2026.
(8)	The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Possesses sole voting power with respect to 569,538 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on April 9, 2026.
(9)	Does not include an aggregate of 498,257 shares of common stock underlying unvested RSUs issued pursuant to the terms of Mr. Berman’s January 1, 2003, Employment Agreement (as amended to date) which RSUs are further subject to the terms of Restricted Stock Unit Award Agreements with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to some or all of such RSUs unless certain conditions precedent are met, as described in the Berman Agreement. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company’s Board of Directors.
(10)	Does not include 136,127 shares underlying currently unvested RSUs which will vest pursuant to the terms of Mr. Kimble’s November 18, 2019, Employment Agreement (as amended to date), which RSUs are further subject to the terms of our Restricted Stock Unit Award Agreements with Mr. Kimble (the “Kimble Agreement”). The Kimble Agreement provides that Mr. Kimble will forfeit his rights to some or all of such RSUs unless certain conditions precedent are met, as described in the Kimble Agreement. Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company’s Board of Directors.
(11)	Consists of 12,564 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Certain of these shares may be restricted from transfer pursuant to the minimum stock ownership provisions adopted by the Company’s Board of Directors. Does not include 4,827 shares underlying currently unvested RSUs which will vest on the first anniversary of the date of the grant, subject to membership on the Board of Directors at the time of vesting.
(12)	Does not include 4,827 shares underlying currently unvested RSUs which will vest on the first anniversary of the date of the grant, subject to membership on the Board of Directors at the time of vesting.
(13)	Does not include any shares underlying RSUs.

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as director the nominee named below, unless you determine to vote against the election of the nominee by marking the proxy to that effect. With respect to the nominee, Ms. MacPherson currently serves as our director. The nominee has indicated her willingness to serve, if elected, but if the nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management, in accordance with the terms of the Third Amended and Restated By-laws and the Nominating Committee Charter, each as amended. The director will be elected to hold office for the terms described below or until his or her successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

In November 2019, our stockholders approved the Company’s Amended and Restated Certificate of Incorporation, which divided the Board of Directors into three classes, with one class standing for election each year for a three-year term. The director in Class III is currently up for election for a three-year term. The directors in Class I are up for election in 2027 for a three-year term and the directors in Class II are up for election in 2028 for a three-year term. At each Annual Meeting of Stockholders, the successors of the class of directors whose term expires shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

Pursuant to the terms of an agreement entered into as of August 3, 2022 between us and the holders of our Series A Preferred Stock, special rights granted to the preferred holders with respect to the election and/or nomination of certain directors have been terminated and the election of all of our directors is now voted on solely by our common stockholders. In 2024 the Company redeemed all its shares of Series A Senior Preferred Stock. In March 2025, our Board of Directors determined that (i) the authorized number of directors constituting the whole Board shall be reduced from seven (7) to six (6), and (ii) the number of directors in Class III of the Board shall be reduced to one (1).

Nominees

Set forth below for the nominee as director is the nominee’s name, age, and position with us, the Committees of the Board upon which she currently sits, her principal occupation and business experience during at least the past five years and the date of the commencement of her term as a director.

Name	Age	Position with the Company	Board Committee Membership
Lori MacPherson	58	Director	Cybersecurity (Chair), Compensation

Class I Directors – Term expiring at 2027 Annual Meeting - (Not up for election at this Meeting)

Stephen G. Berman, age 61, has been our Chief Operating Officer (until August 23, 2011) and Secretary and one of our directors since co-founding JAKKS in January 1995. From February 17, 2009 through March 31, 2010 he was also our Co-Chief Executive Officer and has been our Chief Executive Officer since April 1, 2010. Since October 23, 2015 he has served as our Chairman. From the Company’s inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

Neilwantie Mahabir, age 61, has been a Director since December 6, 2024. Ms. Mahabir is Chief Executive Officer of LaRose Industries LLC, which manufactures toy, activity, art and stationery products including under the brands RoseArt and Cra-Z-Art. From 2006 until 2008 she was Chief Operating Officer of Barton’s Confectionary, which manufactured chocolate products. Ms. Mahabir joined RoseArt Industries, Corp, a toy and stationery company, in 1988 as a customer service manager, then became head of sales and marketing, and was appointed executive vice president of RoseArt Industries in 2000. She served in that capacity until RoseArt Industries’ sale in 2005 and joined LaRose Industries on its formation in 2008. She graduated from the New Amsterdam Multilateral School in Guyana, South America and received a Bachelor of Business Administration from the American Business Institute.

Class II Directors – Term expiring at 2028 Annual Meeting – (Not up for election at this Meeting)

Alexander Shoghi, age 44, has been a Director since December 18, 2015. Mr. Shoghi is a Portfolio Manager at Oasis Management, a private investment management firm headquartered in Hong Kong. Mr. Shoghi joined Oasis in 2005, first based in Hong Kong, and subsequently relocating to the U.S. as the founder and manager of Oasis Capital in Austin, Texas in early 2012. From 2004 to 2005, Mr. Shoghi worked at Lehman Brothers in New York City. Mr. Shoghi holds a Bachelor of Science of Business Administration in Finance and International Business degree from Georgetown University.

Jonathan R. Liebman, age 66, has been a Director since June 20, 2025. Mr. Liebman is the co-CEO and chair of Los Angeles, CA-based production and management company Brillstein Entertainment Partners and is also part of the leadership team at Los Angeles, CA-based talent representation and marketing firm Wasserman Media Group LLC, now known as THE-TEAM. After he graduated with a BA in history, summa cum laude, from Yale University in 1981, and a JD from Yale Law School in 1985, Mr. Liebman served as a law clerk for Judge Leonard B. Sand in the U.S. District Court for the Southern District of New York, from 1986 to 1987. He then served as an attorney in the office of the U.S. Attorney for the Southern District of New York, ending as deputy chief of the Criminal Division. In 1992 he became a partner in the law firm of Parcher & Hayes, PC, until 1998 when he joined the predecessor of Brillstein Entertainment Partners.

Jordan Moelis, age 38, has been a Director since June 20, 2025. Mr. Moelis is the Managing Partner of Deep Field Asset Management LLC, a private investment firm he founded in 2014. Additionally, he is Co-President of Brindle Capital LLC. Previously, from 2010-2014 he was a Research Analyst at Serengeti Asset Management LP, a multi-strategy investment firm. Mr. Moelis attended the Wharton School at the University of Pennsylvania where he received a Bachelor of Science in Economics summa cum laude before receiving his M.B.A. from the same school.

Class III Directors – Term expiring at 2026 Annual Meeting

Lori MacPherson, age 58, has been a Director since September 27, 2021. Ms. MacPherson was an entertainment and consumer products executive with over two decades of experience at the Walt Disney Company, a multinational media and entertainment conglomerate. From 2010-2014 she served as Executive Vice President, Global Product Management for The Walt Disney Studios. Prior thereto she was Executive Vice President and General Manager of the global Walt Disney Studios Home Entertainment division (2009-2010), Senior Vice President and General Manager of Walt Disney Studios Home Entertainment North America (2006-2009) and held a variety of senior Marketing and Product Management positions (1991-2006). Ms. MacPherson currently sits on the Board of Trustees at Polytechnic School in Pasadena, California. She holds a Bachelor of Arts degree in French Literature from Pomona College.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) each candidate should only be involved in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at board and committee meetings and advance review of board and committee materials. The Chief Executive Officer will then interview such candidate. The Nominating Committee then determines whether to recommend to the Board that a candidate be nominated for approval by the Company’s stockholders. The manner in which the Nominating Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a stockholder of the Company. With respect to nominating existing directors, the Nominating Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications and overall contributions to the Company.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership. However, California law required that by the end of 2021 California-headquartered public companies with a board of directors the size of the Company have at least three female directors on its board and at least one director on its board who is from an underrepresented community, defined as “an individual who self identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self identifies as gay, lesbian, bisexual, or transgender.” In the event the size of the Company’s board remains the same, the law mandated that by the end of calendar 2022 the number of directors from underrepresented communities on the Company’s board be increased to have at least two directors from underrepresented communities. Nasdaq has also adopted board diversity requirements, but the Company believes that by complying with the California diversity requirements it will be in compliance with the Nasdaq requirements. The California diversity requirements have been found unconstitutional and are not currently applicable. The Company’s board is currently in compliance with all applicable diversity requirements.

The Board has identified the following qualifications, attributes, experience and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

The Board has determined that five of six directors who serve on the Board as of the date hereof (Messrs. Shoghi, Liebman, Moelis and Ms. MacPherson and Ms. Mahabir) are “independent,” as defined under the applicable rules of Nasdaq. In making this determination, the Board or the Nominating Committee, as applicable, considered the standards of independence under the applicable rules of Nasdaq and all relevant facts and circumstances (including, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) to ascertain whether any such person had a relationship that, in its opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our directors serve in accordance with the Third Amended and Restated By-laws (as amended to date) until their respective successors are elected and qualified or until their earlier death, disability, retirement, resignation or removal. Our officers are elected annually by the Board and serve at its discretion. Our current independent directors were selected for their financial management expertise (Messrs. Shoghi and Moelis) and general business and industry-specific experience (Mr. Liebman, Ms. MacPherson and Ms. Mahabir). We believe that the Board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining director is our Chief Executive Officer (Mr. Berman), who contributes his general business and industry specific experience to the Board.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk-taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. At the initial meeting of the Board of Directors following this annual meeting, the elected directors will review the composition of its various committees. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

●	The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meets separately with representatives of the Company’s independent accounting firm.

●	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.

●	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

●	The Cybersecurity Committee is responsible for overseeing risks related to evolving cybersecurity threats.

Board Leadership Structure; Executive Sessions

Until the untimely passing of Jack Friedman in May 2010, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non-management, active and effective directors of equal importance and with an equal vote. Since Mr. Friedman’s untimely passing in May 2010, we had not selected a Chairman to succeed him until October 1, 2015 when the board determined to elect Mr. Berman to the position of Chairman of the Board. The board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least twice a year, such meetings include only the independent members of the Board. During 2025 at least one such meeting occurred.

Committees of the Board of Directors

Committees of the Board of Directors

We have an Audit Committee, a Compensation Committee and a Nominating Committee. In August 2019 the Capital Allocation Committee, which was established as a standing committee in February 2016, was dissolved. In the first quarter of 2024 we formed a Cybersecurity Oversight Committee.

Audit Committee. In addition to risk management functions, the primary functions of the Audit Committee are to select or to recommend to the Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review and assess the scope and quality of our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Effective as of their respective dates of appointment to the Board, Messrs. Shoghi (Chair) and Liebman and Ms. Mahabir are the members of the Audit Committee. Each member of the Audit Committee is “independent” (as defined in NASD Rule 4200(a)(14)) and able to read and understand fundamental financial statements. Mr. Shoghi, our audit committee financial expert, possesses the financial expertise required under Rule 401(h) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and NASD Rule 4350(d)(2) as a result of his experience as a portfolio manager at Oasis Management. He is further “independent” as defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee who will possess the financial expertise required under NASD Rule 4350(d)(2). The Board has adopted a written charter for the Audit Committee, which reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com.

Compensation Committee. In addition to risk oversight functions, the Compensation Committee makes recommendations to the Board regarding compensation of management employees and administers plans and programs relating to employee benefits, incentives, compensation and awards under the 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Shoghi (Chair) and Ms. MacPherson are the members of the Compensation Committee. The Board has determined that each of them is “independent,” as defined under the applicable rules of Nasdaq. A copy of the Compensation Committee’s Charter is available on our website at www.jakks.com. Executive officers that are members of the Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers who are not on the Board. Except as otherwise prohibited, the Compensation Committee may delegate its responsibilities to subcommittees or individuals. The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of such persons. The Company provides the appropriate funding to such persons as determined by the Compensation Committee, which also conducts an independent assessment of its outside advisors using the six factors contained in Exchange Act Rule 10C-1. The Compensation Committee receives legal advice from our outside general counsel and has retained Willis Towers Watson and Lipis Consulting, Inc, compensation consulting firms, to directly advise the Compensation Committee from time to time. Frederic W. Cook & Co., a compensation consulting firm, was consulted during 2023 and 2024, and presented a report to the Compensation Committee comparing our size and executive compensation structure to those of peer group companies in related industries ..

The Compensation Committee also annually reviews the overall company performance, achievement of in-year financial targets and multi-year non-financial goals in conjunction with the compensation of our executive officers to determine whether discretionary bonuses should be granted. In 2025, the Compensation Committee utilized the report prepared by Frederic W. Cook & Co. described above in its evaluation of the compensation of our executive officers.. Frederic W. Cook & Co. also benchmarked and reviewed with the Compensation Committee the non-employee director cash and non-cash compensation.

Nominating Committee. In addition to risk oversight functions, the Nominating Committee develops our corporate governance system and reviews proposed new members of the Board, including those recommended by our stockholders. Ms. Mahabir (Chair) and Mr. Liebman are the members of the Nominating Committee, which operates pursuant to a written charter adopted by the Board, the full text of which is available on our website at www.jakks.com. The Board has determined that each member of the Nominating Committee is “independent,” as defined under the applicable rules of Nasdaq.

The Nominating Committee will annually review the composition of the Board and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating Committee established the position of Chairman of the Board in 2015. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating Committee thinks it is in the Company’s best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings or an incumbent director chooses not to run, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references, and each candidate will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with members of the Board. Based on this input, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Nominating Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or be presented for the approval of the stockholders, as appropriate.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to the Nominating Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, all of which must be submitted in the time frame described under the appropriate caption in our proxy statement. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the Nominating Committee’s consent.

Pursuant to the Director Resignation Policy adopted by the Board following our 2014 Annual Meeting of Stockholders, if a nominee for director in an uncontested election receives less than a majority of the votes cast, the director must submit his resignation to the Board. The Nominating Committee then considers such resignation and makes a recommendation to the Board concerning the acceptance or rejection of such resignation. This procedure was implemented following our 2016 Annual Meeting of Stockholders.

Cybersecurity Oversight Committee. The Cybersecurity Oversight Committee is responsible for oversight of our risk assessment, risk management, disaster recovery procedures and cybersecurity risks and the processes and procedures related to, and stemming from, cyber-related issues. It is anticipated that the Committee will meet with management and outside cybersecurity experts to discuss cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs. Ms. MacPherson (Chair) and Mr. Moelis are the members of the Committee. The Board has determined that each of them is “independent,” as defined under the applicable rules of Nasdaq.

Special Committees. In addition to the above-described standing committees, the Board establishes special committees as it deems warranted.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2025 through December 31, 2025, the Board of Directors, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Cybersecurity Committee each met or acted without a meeting pursuant to unanimous written consent at least eight times, four times, two times, two times and two times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All the directors then serving and nominated for re-election virtually attended our last Annual Stockholder Meeting which was held virtually on June 20, 2025.

Stockholder Communications

Stockholders interested in communicating with the Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to the Nominating Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2027 Annual Meeting,” in this Proxy Statement. The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of the Nominating Committee.

Code of Ethics

We have a Code of Ethics (which we call a Code of Conduct) that applies to all our employees, officers and directors. This Code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. During 2023 the Code was updated and we have posted on our website, www.jakks.com, the full text of such updated Code. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the SEC and/or Nasdaq.

Pursuant to our Code of Conduct, all our employees are required to disclose to our General Counsel, the Board or any committee established by the Board to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and the Company. Our Code of Conduct also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, the Board or a designated committee of the Board will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with our best interests, as they determine in good faith.

Executive Officers

Our executive officers are elected by our Board of Directors and serve pursuant to the terms of their respective employment agreements. One of our executive officers, Stephen G. Berman, is also a Director of the Company. See above for biographical information about this officer. The other current executive officer is John L. Kimble, our Executive Vice President and Chief Financial Officer.

John L. Kimble became our Executive Vice President and Chief Financial Officer on November 20, 2019. Mr. Kimble worked for over 12 years at various positions at The Walt Disney Company, ultimately as VP of Finance, Strategy, Operations and Business Development. More recently, Mr. Kimble spent six years at Mattel, Inc. where he served in various positions and concluded his career there as VP/Head of Corporate Development - Licensing Acquisitions - M&A. In between his service at Disney and Mattel, he spent two years as an entrepreneur at a start-up mobile gaming company. He began his career as a consultant for Mars & Co., a global strategy consulting firm. Mr. Kimble received his Bachelor’s Degree in Management Science, Concentration in Finance, Minor in Economics from the Sloan School, Massachusetts Institute of Technology (M.I.T.) and has a Master of Business Administration (MBA) from the Wharton School of the University of Pennsylvania.

Certain Relationships and Related Transactions

In March 2017, the Company entered into an equity purchase agreement with Hong Kong Meisheng Cultural Company Limited (“Meisheng”) which provided, among other things, that as long as Meisheng and its affiliates hold 10% or more of the issued and outstanding shares of common stock of the Company, Meisheng shall have the right from time to time to designate a nominee for election to the Company’s board of directors. Since such time, Mr. Xiaoqiang Zhao was Meisheng’s nominee. Meisheng and its affiliates own less than 10% of the Company’s outstanding shares of common stock. Mr. Zhao did not stand for reelection as director at the Company’s 2024 annual meeting. Since December 6, 2024, Meisheng is not represented on the Company’s board of directors and thus ceased to be a related party to the company.

Meisheng continues to be a significant manufacturer of the Company. For the years ended December 31, 2024 and 2023, the Company made inventory, molds and tooling related payments to Meisheng of approximately $98.4 million and $75.7 million respectively. As of December 31, 2024, amounts due to Meisheng for inventory received by the Company, but not paid, totaled $13.5 million. For the year ended December 31, 2024, the Company recorded sales revenues of $0.1 million from Party X People GmbH, a subsidiary of Meisheng.

An immediate family member of our Chief Executive Officer was employed by the Company in a non-executive role during 2025 and received total compensation of approximately $153,950 which was consistent with that of employees in similar roles. The employee is well qualified for the position based upon education and prior work experience.

Neilwantie Mahabir, a director, is Chief Executive Officer of LaRose Industries LLC, which manufactures toy, activity, art and stationery products including under the brands RoseArt and Cra-Z-Art. Lawrence I. Rosen controls LaRose Industries LLC and is the owner of 1,900,837 common shares of the Company, which constitute 16.6% of the common shares outstanding of the Company, as of the date hereof. Neither the Company nor members of management or the Board has any other business relationship with Mr. Rosen or LaRose Industries LLC.

Pursuant to our Ethical Code of Conduct (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board or any committee established by the Board to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and the Company. Our Code of Conduct also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, the Board or a designated committee of the Board will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with our best interests, as they determine in good faith.

Limitation of Directors Liability and Indemnification

Our Amended and Restated Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to a company or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to it or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of a company and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of a company or its security holders to seek non-monetary remedies, such as an injunction or rescission against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits us to indemnify our directors, officers, employees or agents or, when so serving at our request, as directors, officers, agents or employees of another company, who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that we may incur, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. We pay the entire premium for such insurance.

Legal Proceedings

There is no pending litigation or proceeding involving any of our directors, officers, employees, or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Delinquent Section 16(a) Reports

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and for 2025, all Forms 3, 4 and 5 required to be filed during 2025 by our directors and executive officers were timely filed, except that the new directors filed their Forms 3 late, each director filed a Form 4 one day late and each executive officer filed a Form 4 two days late.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our people are our most important resource. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, relationships, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

●	to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;

●	to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders;

●	and reflect the qualifications, skills, experience and responsibilities of our executives.

Administration and Process

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee receives legal advice from our outside general counsel and in previous years has retained a compensation consulting firm, such as Willis Towers Watson, Frederic W. Cook & Co. and Lipis Consulting, Inc., which provides advice directly to the Compensation Committee. Historically, the base salary, bonus structure and long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “Employment Agreements and Termination of Employment Arrangements”) and we expect that to continue in the future. With respect to our executive officers, the Compensation Committee establishes target performance levels for incentive bonuses based on factors that are designed to further our executive compensation objectives.

Historically, factors given considerable weight in establishing bonus performance criteria are Net Sales, Adjusted EPS, which is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, and Adjusted EBITDA applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items. However, since at least 2019, bonus performance has been based exclusively upon Adjusted EBITDA. In 2025 an additional performance bonus was established based solely upon the market performance of our common stock.

In 2021, the Company amended the employment agreements between the Company and each of its executive officers. The purpose of the amendments was to change the issuance, past and future, of all restricted stock awards to restricted stock units. All other material terms of the respective employment agreements remained the same, including without limitation, the terms of all such grants including the timing of all vesting periods and the vesting benchmarks.

The current employment agreements with our named executive officers also give the Compensation Committee the authority to award additional compensation to each of them as it determines in the Committee’s sole discretion based upon criteria it establishes.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. The Compensation Committee annually reviews the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers.

Our executive officers receive base salary pursuant to the terms of their employment agreements. Mr. Berman has been an executive officer at least since his entry into his employment agreement in 2010, Mr. McGrath became an executive officer on August 23, 2011 pursuant to the terms of an amendment to his employment agreement, and Mr. Kimble became an executive officer when he entered into a letter employment agreement on November 20, 2019. Mr. McGrath ceased being an executive officer effective January 1, 2024 when he assumed the position of President European Operations in our United Kingdom office.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. The Compensation Committee consulted with a compensation consultant each of the last three years.

Peer Group

Historically, one of the factors considered by the Compensation Committee was the relative performance and the compensation of executives of peer group companies, which were comprised of a group of companies selected in conjunction with WTW that we believed provided relevant comparative information and represented a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The composition of the peer group was reviewed annually and adjusted as circumstances warranted. However, for the last few fiscal years we have moved away from this practice as we shifted our focus to performance versus established benchmarks, as described above, and which we believe aligns compensation more closely with shareholder value.

Elements of Executive Compensation

The compensation packages for the Company’s senior executives have both performance-based and non-performance-based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and the Company’s performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers and has discretion to grant bonuses even if the performance targets were not met.

Base Salary

Our executive officers receive base salary pursuant to the terms of their employment agreement. Mr. Berman has been an executive officer at least since his entry into his employment agreement in 2010, and Mr. Kimble became an executive officer when he entered into a letter employment agreement on November 20, 2019.

Pursuant to the terms of the employment agreement for Messrs. Berman and Kimble in effect as of January 1, 2024, they each receive a base salary which is increased automatically each year by at least $25,000 and 4%, respectively. Any further increase in base salary above the contractually required minimum increase is determined by the Compensation Committee based on the Compensation Committee’s analysis of a combination of two factors: the salaries paid in peer group companies to executives with similar responsibilities, and evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer that takes into account the unique attributes of and circumstances relating to each individual and marketplace factors. This approach has allowed us to continue to meet our objective of offering competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee has generally determined not to increase the base salary of Messrs. Berman and Kimble above the contractually required minimum increase as unnecessary to maintain our competitive total compensation position in the marketplace.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders. The employment agreements for Messrs. Berman and Kimble contemplate that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted. No discretionary bonuses were awarded for 2023, 2024 to any executive officer. For 2025, Messrs. Berman and Kimble were awarded discretionary cash bonuses of $2,775,000 and $912,489 respectively.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program because we believe that these incentives foster the long-term perspective necessary for our continued success. This emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program focused on the granting of stock options that vested over time. However, commencing in 2006 we began shifting the emphasis of this element of compensation, and we currently favor the issuance of restricted stock units. The Compensation Committee believes that the award of full-value shares that vest over time is consistent with our overall compensation philosophy and objectives, as the value of the restricted stock units vary based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders. The Compensation Committee has also determined that awards of restricted stock units are anti-dilutive as compared to stock options since fewer restricted units have to be granted to match the compensation value of stock options.

Mr. Berman’s 2010 amended and restated employment provided for annual grants of $500,000 of restricted stock which vest in equal annual installments through January 1, 2017, which was one year following the life of the agreement, subject to meeting the 3% vesting condition, as defined in the agreement. As described in greater detail below, pursuant to the 2012 amendment, commencing in 2013, this bonus changed to $3,500,000 of restricted stock, part of which vests over four years and part of which are subject to performance milestones with cliff vesting spread out over three years. Mr. Kimble’s employment agreement provided for a grant of $250,000 of restricted stock units (“RSUs”) for the initial year and annual grants of $500,000 of RSUs thereafter subject in part to time vesting over three years and in part to performance milestones with cliff vesting spread over three years. The milestone targets for each of these employment agreements are established by the Compensation Committee during the first quarter of each year. The employment agreements for Messrs. Berman and Kimble also provide for an annual performance bonus based upon net revenue and EBITDA criteria. This bonus, if earned, is payable partially in cash and partially in shares of restricted common stock. Messrs. Berman and Kimble earned 100% of the bonus based on Total Shareholders Return, EBITDA, and 50% of the bonus based on Net Revenue in 2022. In 2023 Messrs. Berman and Kimble, earned 100% of the cash-payable bonus based on Total Shareholders Return, EBITDA, and 50% of the bonus based on Net Revenue in 2023. In 2023 only Mr. Kimble had unvested performance-based RSUs outstanding and earned 100% of the bonus based on Total Shareholders Return. In 2024 Messrs. Berman and Kimble earned 100% of the cash-payable bonus based on EBITDA, and Mr. Kimble earned 100% and 50% of the remaining performance-based RSUs outstanding, based on EBITDA and Net Revenue, respectively.

As disclosed above, on September 27, 2021, we amended the employment agreements of all our executive officers, to change the issuance, past and future, of all restricted stock awards to RSUs. All other material terms of the respective employment agreements remained the same, including without limitation, the terms of all such grants including the timing of all vesting periods and the vesting benchmarks.

Following our 2024 annual meeting, we received feedback from certain shareholders suggesting that our executive compensation be revised to provide for it to be benchmarked to the Company’s performance. As a result, our Compensation Committee met with FWC to develop performance-based benchmarks. Accordingly, during the first quarter of 2025, as previously disclosed, we amended and extended the employment agreements of our executive officers. Among other things, the amended agreements provided that the executive officers would receive bonuses tied to the market performance of our common stock. To wit, the executives were issued four-year RSUs in three tranches. One tranche vests on the date the Average VWAP (as such term is defined in amendment) of a share of our common stock during a continuous 180 trading period is at least $45.00, another tranche vests on the date the Average VWAP of a share of our common stock during a continuous 180 trading period is at least $52.50, and the third tranche vests on the date the Average VWAP of a share of our common stock during a continuous 180 trading period is at least $60.00,  In the event a benchmark is not timely met, the RSUs will be forfeited. We believe that this structure is responsive to the concerns raised by the shareholders and directly aligns our long-term executive compensation with the interests of our shareholders.

Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee. Historically, these perquisites include payment of an automobile allowance, matching contributions to a 401(k) defined contribution plan and eligibility to participate in a non-qualified deferred compensation plan. In 2023 and 2024, the named executive officers were granted the following perquisites: automobile allowance and 401(k) plan matching contribution for Messrs. Berman and Kimble; and a life insurance benefit for Mr. Berman. In 2025 Messrs. Berman and Kimble were granted a 401(k) plan matching contribution, and Mr. Kimble was granted an automotive allowance. We value perquisites at their incremental cost in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future and that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. We further believe that it is essential and in the best interests of the Company and our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreement for named chief executive officers contain provisions which guarantee specific payments and benefits upon termination of employment without good reason following a change of control of the Company. In addition, the employment agreements also contain provisions providing for certain lump-sum payments if the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason, as applicable.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Compensation Risk Management

As part of its annual review of our executive compensation program, the Compensation Committee reviews with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine if such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considers, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee also considers our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our Board of Directors for matters outside of the ordinary course and its whistle blower program. Based upon the above, the Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Shareholder Advisory Vote

At our 2025 annual meeting, our shareholders approved our current executive compensation with a majority of all shares actually voting on the issue affirmatively giving their approval. Accordingly, we believe that this vote ratifies our executive compensation philosophy and policies, as currently adopted and implemented, and we intend to continue such philosophy and policies. As disclosed above, based upon feedback from shareholders, and in consultation with FWC, during the first quarter of 2026 we amended the employment agreements of our executive officers to provide for performance-based compensation benchmarked against the market price of our common stock.

Summary Compensation Table – 2023-2025

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)(1)	($)	($)	($)(3)	($)(2)	($)
Stephen G. Berman	2025	1,850,000	2,845,619	5,233,075	—	—	—	29,318	9,958,012
Chief Executive Officer,	2024	1,826,042	2,943,219	3,500,004	—	—	—	30,806	8,300,071
President and Secretary	2023	1,800,000	5,171,940	3,499,994	—	—	—	50,441	10,522,375

John L. Kimble	2025	608,326	870,841	1,518,941	—	—	(15,949)	67,535	3,049,694
Executive Vice President	2024	584,929	757,018	877,410	—	—	124,289	54,505	2,398,151
and Chief Financial Officer	2023	562,432	1,001,805	843,648	—	—	—	52,550	2,460,435

(1)	For Mr. Berman, the grant-date fair value of the awards assuming 100% achievement of the applicable service conditions totalled the lesser of (a) $3.5 million in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 2.25% of outstanding shares of Common Stock in 2025, 2024 and 2023, respectively and assuming 100% achievement of the applicable performance conditions of a grant of 83,334 restricted stock awards with a grant date fair value of $1,732,792 determined in accordance with ASC718. For Mr. Kimble the grant-date fair value of the awards assuming 100% achievement of the applicable service and performance conditions totalled $1,518,941, $877,410 and $843,648 in 2025, 2024 and 2023.
(2)	Represents automobile allowances paid in the amount of nil, $3,846 and $24,306 for Mr. Berman for 2025, 2024 and 2023, respectively, and $18,000, $18,000 and $18,000 for Mr. Kimble for 2025, 2024 and 2023, respectively. The amounts include matching contributions made by us to the Named Executive Officer’s 401(k) defined contribution plan in the amount of $21,333 for Mr. Berman and $30,427 for Mr. Kimble, for 2025, and $18,975 and $18,150 for 2024 and 2023, respectively for both Messrs. Berman and Kimble. The amounts include $7,985, $7,985 and $7,985 related to a life insurance policy for Mr. Berman in 2025, 2024 and 2023, respectively.
(3)	Represents the unrealized gains during the year based on the net changes in fair value in the underlying mutual fund investments offered as part of the Company’s Non-Qualified Deferred Compensation plan.

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2025 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end

Option Awards						Stock Awards / Units
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Berman	—	—	—	—	—	431,892	7,290,337	—	—

John L. Kimble	—	—	—	—	—	115,108	1,943,023	—	—

(1)	The product of (x) $16.88 (the closing sale price of the common stock on December 31, 2025) multiplied by (y) the number of unvested restricted shares or units outstanding. The units of stock with a service condition vest annually until 2028, the units of stock with a service and performance conditions vest by 2029 if the performance conditions are met.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2025 by the Named Executive Officers:

Options Exercises And Stock Vested - 2025

	Option Awards		Stock Awards / Units
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Stephen G. Berman	—	—	284,160	7,189,694

John L. Kimble	—	—	63,044	1,589,731

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2025. The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2025.

Stephen G. Berman

							Involuntary
							Termination
							In Connection
	Upon	Quits For “Good	Upon	Upon	Termination Without	Termination For	with Change of
	Retirement	Reason” (3)	Death(4)	“Disability” (5)	“Cause”	“Cause” (6)	Control (7)
Base Salary	$—	$6,012,500	$—	$—	$6,012,500	$—	$27,884,115	(8)
Restricted Stock Units (1)	—	7,290,337	—	—	7,290,337	—	7,290,337
Annual Cash Incentive Award (2)	—	—	—	—	—	—	—

(1)	The product of (x) $16.88 (the closing sale price of the common stock on December 31, 2025) multiplied by (y) the number of unvested restricted shares outstanding.
(2)	Assumes that if the Named Officer is terminated on December 31, 2025, they were employed through the end of the incentive period and no bonus was earned and unpaid.

(3)	Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.
(4)	Under the terms of Mr. Berman’s employment agreement (see “Employment Agreements”), the provision of health care coverage for Mr. Berman’s children will continue until they reach the maximum age at which a child can be covered as a matter of law under a parent’s policy in the event of his death during the term of his employment agreement.
(5)	Defined as the Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.
(6)	Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based upon convincing evidence, that the Named Officer has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);
(B)	violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;
(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or
(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us; and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(7)	Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. Berman is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company. Under the terms of his employment agreement (see “Employment Agreements”), Mr. Berman is entitled to the full amount of the payments and benefits payable in the event of a Change in Control (as defined in the employment agreement) even if it triggers an excise tax imposed by the tax code if the net after-tax amount would still be greater than reducing the total payments and benefits to avoid such excise tax.
(8)	Under the terms of Mr. Berman’s employment agreement (see “Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Berman is terminated without “Cause” or quits for “Good Reason,” then he has the right to receive a payment equal to 2.99 times his then current base amount as defined in section 280(G) of the Code (which was $9,325,791 in 2025) and continued health care coverage.

John L. Kimble

							Involuntary
							Termination
							In Connection
		Quits For			Termination	Termination	with
	Upon Retirement	“Good Reason” (3)	Upon Death	Upon “Disability”	Without “Cause”	For “Cause” (4)	Change of Control (5)
Base Salary	$—	$1,977,061	$—	$—	$1,977,061	$—	$1,216,653
Restricted Stock Units (1)	—	1,943,023	—	—	1,943,023	—	1,943,023
Annual Cash Incentive Award (2)	—	—	—	—	—	—	—

(1)	The product of (x) $16.88 (the closing sale price of the common stock on December 31, 2025) multiplied by (y) the number of unvested restricted shares outstanding.
(2)	Assumes that if the Named Officer is terminated on December 31, 2025, they were employed through the end of the incentive period and no bonus was earned and unpaid.
(3)	Defined as (i) any material reduction of the Named Officer’s base salary, (ii) relocation of the Named Officer’s principal place of employment by more than thirty miles, or (iii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.
(4)	Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);
(B)	violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;
(C)	willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or
(D)	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us; and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5)	Under the terms of Mr. Kimble’s employment agreement (see “Employment Agreements”), if a change of control occurs and within one year thereafter Mr. Kimble is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to two times his then current base salary.

Pay vs. Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following information about the relationship between executive compensation for our principal executive officers (“PEOs”) and non-PEO named executive officers (“NEOs”) as well as certain financial performance of the Company. The following table sets forth additional compensation information for our principal executive officer (PEO) and our non-PEO named executive officers (“Non-PEO NEOs”), calculated in accordance with Item 402(v) of Regulation S-K, for fiscal years 2025, 2024 and 2023.

Year	Summary Compensation Table Total For PEO (1)	Compensation Actually Paid To PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Income (in millions)
2025	$9,958,012	$4,894,240	$3,049,694	$1,782,034	$101.49	$9,871
2024 (6)	8,300,071	4,538,126	2,273,861	1,144,099	277.07	34,200
2023 (6)	10,522,375	21,044,059	2,126,995	4,182,165	349.90	38,113

(1)	The dollar amounts reported are the amounts of total compensation reported for our PEO, Stephen G. Berman, in the Summary Compensation Table of our 10-K for fiscal years 2025, 2024 and 2023.
(2)	The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. Berman during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, (iii) value of equity awards issued and vested during the reported fiscal year, and (iv) reduced by the value of equity awards granted in prior years that were forfeited in subsequent years.
(3)	The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our PEO, namely Mr. Kimble for fiscal year 2025 and 2024 and Messrs. Kimble and McGrath for fiscal year 2023.
(4)	The dollar amounts reported represent the average amount of “compensation actually paid”, as computed in accordance with SEC rules, for our NEOs, other than our PEO. The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our PEO in the Summary Compensation Table for fiscal years 2025, 2024 and 2023, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, (iii) value of equity awards issued and vested during the reported fiscal year, and (iv) reduced by the value of equity awards granted in prior years that were forfeited in subsequent years.
(5)	Assumes an investment of $100 for the period starting on January 1, 2023 through the end of the listed fiscal year. The closing prices of the Company’s common stock as reported on Nasdaq, as applicable, on the following trading days were: (i) $35.55 on December 31, 2023; (ii) $28.15 on December 31, 2024; and (iii) $16.88 on December 31, 2025.
(6)	Correction of Prior Year Disclosure In preparing the fiscal 2025 Pay vs. Performance disclosure, the Company identified an error in the previously reported Compensation Actually Paid amounts for fiscal 2024 and fiscal 2023. The error related to the calculation of the change in fair value of certain equity awards granted in a prior year that vested during the applicable year. Specifically, the Company measured the change in fair value using the fiscal year-end stock price rather than the applicable vesting-date stock price, as required under Item 402(v) of Regulation S-K. The Pay Versus Performance table and the related table detailing adjustments to Summary Compensation Table total compensation have been revised to reflect the corrected amounts. As a result, Compensation Actually Paid (i) increased by $605,024 for fiscal year 2024 and decreased by $1,409,944 for fiscal year 2023 for the Principal Executive Officer and (ii) increased by $198,594 for fiscal year 2024 and decreased by $604,432 for fiscal year 2023 for the average of the other Named Executive Officers. The Company has concluded that this error did not affect its previously issued consolidated financial statements.

The following table details the adjustments to the Summary Compensation Table to determine average “compensation actually paid” for the PEO and NEOs (other than the PEO), as computed in accordance with SEC Item 402(v). Amounts do not reflect the actual compensation earned by or paid to our PEO and NEOs during the applicable year.

	PEO			NEO
	2025	2024	2023	2025	2024	2023
Total Compensation (Per Comp Table)	$9,958,012	$8,300,071	$10,522,375	$3,049,694	$2,273,861	$2,126,995
Less: Grant date FV of RSUs on Summary Compensation Table	(5,233,075)	(3,500,004)	(3,499,994)	(1,518,941)	(877,410)	(681,822)
Add: YE FV of RSUs granted in CY and unvested in CY	3,505,605	2,771,452	7,114,053	1,039,487	694,770	1,385,863
Add: Change in FV of unvested awards granted in PY	(2,526,892)	(3,033,393)	6,907,625	(603,249)	(679,964)	1,370,420
Add: Change in FV from PY to vesting date of awards granted in PY that vested in CY	(809,410)	—	—	(184,957)	—	—
Less: Performance-based shares forfeited in CY (FV @ end of PY YE)	—	—	—	—	(267,158)	(19,291)
Average compensation actually paid	$4,894,240	$4,538,126	$21,044,059	$1,782,034	$1,144,099	$4,182,165

Equity awards were remeasured in accordance with the requirements of Item 402(v).

Compensation of Directors

Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee directors for their services in a way that will serve to attract and retain highly qualified members of the Board. As changes in securities laws require greater involvement by, and places additional burdens on, a company’s directors, it becomes even more necessary to locate and retain highly qualified directors.

In August 2019, following the Recapitalization, our Board of Directors changed the compensation payable to non-employee directors to provide that (i) each director receives an annual cash fee of $100,000 paid quarterly, (ii) each member of a Committee receives an annual cash fee of $5,000, (iii) the chair of the Audit Committee receives an additional cash fee of $15,000 and (iv) the chair of the other Committees receives an additional $10,000. Mr. Winkler, pursuant to the internal rules of his employer, did not receive any fees as a director until Q2 of 2024 when his fees began to be paid to his employer, Benefit Street Partners.

In February 2010 our Board determined the terms for the minimum shareholding requirements. Pursuant to the new minimum shareholding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years. To illustrate: if an average director wishes to sell shares in 2026, he/she will have to hold shares with a market value of at least $188,333 prior to and following any sale of shares calculated as of the date of the sale, such $188,333 minimum calculated by taking the average cash stipend of $94,167 paid during the prior two years multiplied by two.

The following table sets forth the compensation earned by our non-employee directors for our fiscal year ended December 31, 2025:

Director Compensation

		Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	Year	($)	($)	($)	Incentive ($)	($)	($)	($)
Alexander Shoghi	2025	137,500	85,003	—	—	—	—	222,503
Carole Levine (1)	2025	57,500	—	—	—	—	—	57,500
Lori J. MacPherson	2025	115,000	85,003	—	—	—	—	200,003
Joshua Cascade (1)	2025	50,000	—	—	—	—	—	50,000
Matthew Winkler (1)	2025	55,000	—	—	—	—	—	55,000
Neilwantie Mahabir	2025	112,500	85,003	—	—	—	—	197,503
Jonathan R. Liebman (2)	2025	55,000	85,003	—	—	—	—	140,003
Jordan Moelis (2)	2025	52,500	85,003	—	—	—	—	137,503

(1)	Did not stand for re-election at the 2025 annual meeting.
(2)	Elected at the 2025 annual meeting.
(3)	Amounts shown represent the grant date fair value of $17.61 for restricted stock units awarded during the fiscal year, calculated in accordance with ASC 718. These awards vest in one installment over twelve months, subject to continued service.

Employment Agreements and Termination of Employment Arrangements

We entered into an amended and restated employment agreement with Mr. Berman on November 11, 2010. We entered into a new employment agreement with Mr. Kimble on November 20, 2019 when he became our Chief Financial Officer.

On June 7, 2016, we amended the employment agreement between us and Mr. Berman, our Chairman, CEO and President, and entered into Amendment Number Two to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2010 (the “Berman Employment Agreement”). The terms of the Berman’s Employment Agreement have been amended as follows: (i) extension of the term until December 31, 2020; (ii) increase of Mr. Berman’s Base Salary to $1,450,000 effective June 1, 2016, subject to annual increases thereafter as determined by the Compensation Committee, with annual minimum increases of $25,000 commencing January 1, 2017; (iii) modification of the performance and vesting standards for each $3.5 million Annual Restricted Stock Grant (“Annual Stock Grant”) provided for under Section 3(b) of the Employment Agreement, effective as of January 1, 2017, so that 40% ($1.4 million) of each Annual Stock Grant will be subject to time vesting in four equal annual installments over four years and 60% ($2.1 million) of each Annual Stock Grant will be subject to three year “cliff vesting” (i.e. payment is based upon performance at the close of the three year performance period), with vesting of each Annual Stock Grant determined by the following performance measures: (a) total shareholder return as compared to the Russell 2000 Index (weighted 50%), (b) net revenue growth as compared to our peer group (weighted 25%) and (c) growth in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as compared to our peer group (weighted 25%); (iv) modification of the performance measures for award of the Annual Performance Bonus equal to up to 300% of Base Salary (“Annual Bonus”) provided for under Section 3(d) of the Berman Employment Agreement, effective as of January 1, 2017, so that the performance measures will be based only upon net revenues and EBITDA, each performance measure weighted 50%, and with the specific performance criteria applicable to each Annual Bonus determined by the Compensation Committee during the first quarter of each fiscal year; and (v) provision of health and dental insurance coverage for Mr. Berman’s children in the event of his death during the term of the Berman Employment Agreement.

On August 9, 2019, we further amended the Berman Employment Agreement as follows: (i) increase of Mr. Berman’s Base Salary to $1,700,000, effective immediately; (ii) addition of a 2020 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, and subject to additional terms and conditions as set forth therein; (iii) addition of a special sale transaction bonus equal to $1,000,000 if we enter into and consummate a Sale Transaction on or before February 15, 2020, subject to additional terms and conditions as set forth therein; (iv) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Berman Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on December 31, 2019), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant; (v) waiver of certain “Change of Control”, Liquidity Event, and other provisions under the Berman Employment Agreement with respect to certain Specified Transactions; and (vi) modification of the definition of “Good Reason Event” to include a change in membership of the Board such that following such change, a majority of the directors are not Continuing Directors. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Berman Employment Agreement, as amended by the third amendment.

On November 18, 2019, we further amended the Berman Employment Agreement as follows: (i) to extend the term of the Berman Employment Agreement for an additional year through December 31, 2021; (ii) addition of a 2021 performance bonus opportunity in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the Berman Annual Stock Grant provided for under section 3(b) of the Berman Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to the Berman Annual Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Company’s 2002 Plan as of such date; and, provided, further, that we shall not be obligated to amend the 2002 Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the 2002 Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Berman Employment Agreement, as amended by the fourth amendment.

On February 18, 2021, we further amended the Berman Employment Agreement as follows: (i) to extend the Term of the Berman Employment Agreement for an additional three years through December 31, 2024; (ii) addition of a performance bonus opportunity for 2022 – 2024 in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; and (iii) modification of the Annual Restricted Stock Grant provided for under section 3(b) of the Berman Employment Agreement, effective as of January 2022, so that the number of shares of Restricted Stock granted pursuant to such Annual Restricted Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 2.25% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Berman (and no cash substitute shall be provided to Mr. Berman) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Berman Employment Agreement, as amended by the fifth amendment.

Effective November 20, 2019, we entered into a letter agreement with John L. Kimble (the “Kimble Employment Agreement”). The Kimble Employment Agreement provides that Mr. Kimble will be our Executive Vice President and Chief Financial Officer as an at-will employee at an annual salary of $500,000. Mr. Kimble will also receive a grant of $250,000 restricted stock units (“RSUs”) on the date hereof and annual grants of $250,000 of RSUs for the initial year and $500,000 annual grants of RSUs for every year thereafter. The number of shares in each annual grant of RSUs will be determined by the closing price of our common stock on the last trading day prior to the day of each annual grant. 60% ($150,000 for the first year and $300,000 thereafter) of each annual grant of RSUs will be subject to three year “cliff vesting” (i.e. vesting is based upon performance at the close of the three year performance period), with vesting of each annual grant of RSUs determined by the following performance measures: (i) Total shareholder return as compared to the Russell 2000 Index (weighted 50%); (ii) Net revenue growth as compared to the Company’s peer group (weighted 25%), and (iii) EBITDA growth as compared to the Company’s peer group (weighted 25%). 40% ($100,000 for the first year and $200,000 thereafter) of each annual grant of RSUs will vest in 3 equal annual installments commencing on the first anniversary of the date of grant and on the second and third anniversaries thereafter. The Kimble Employment Agreement also contains provisions relating to benefits, change of control, and an annual performance-based bonus award equal to up to 125% of base salary.

On February 18, 2021, we amended the Kimble Employment Agreement as follows: (i) changing Mr. Kimble’s status from an “employee at will” by providing for a term extending through December 31, 2024; (ii) increase in annual salary to $520,000 effective immediately and annual increases of at least 4% commencing January 1, 2022; (iii) modification of the cash performance bonus opportunity for 2021 – 2024 in a range between twenty-five percent (25%) and one hundred twenty five percent (125%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iv) modification of the provision of the Kimble Employment Agreement captioned “Restricted Stock Awards”, effective as of January 2022, to provide for the annual grant of a number of shares of Restricted Stock equal to the lesser of (a) Mr. Kimble’s Base Salary in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.05% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Kimble (and no cash substitute shall be provided to Mr. Kimble) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan; and (v) as described above, inasmuch as this first amendment changes Mr. Kimble’s status as an employee at will, the Kimble Employment Agreement has also been revised to include provisions regarding minimum stock ownership requirements, “clawback” provisions and termination provisions for “Cause” and “Good Reason”, all of which new provisions, are similar to the provisions in the employment agreements of the Company’s other executive officers. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Kimble Employment Agreement, as amended by the first amendment.

On September 27, 2021, the Company amended the employment agreements between the Company and Mr. Stephen G. Berman, our Chief Executive Officer, Mr. John (a/k/a Jack) McGrath, our former Chief Operating Officer, and Mr. John Kimble, our Chief Financial Officer. The purpose of the amendments was to change the issuance, past and future, of all restricted stock awards to restricted stock units. All other material terms of the respective employment agreements remain the same, including without limitation, the terms of all such grants including the timing of all vesting periods and the vesting benchmarks.

On October 25, 2022, the Company amended the employment agreement between the Company and Mr. Stephen G. Berman, Chief Executive Officer and President, and entered into Amendment NO. 7 to the Berman Employment Agreement. The terms of the Berman’s Employment Agreement have been amended as follows: (i) to extend the terms of the Berman Employment Agreement for an additional two years through December 31, 2026; (ii) addition of a performance bonus opportunity for 2025-2026 in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth herein; (iii) provision of an Annual Restricted Stock Unit Grant as provided for under section 3(b) of the Berman Employment Agreement, effective as of January 2025, if a number of shares of Restricted Stock Units granted pursuant to such Annual Restricted Stock Unit Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 2.25% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Berman (and no cash substitute shall be provided to Mr. Berman) to the extent shares are not available for grant under the Plan as of such date; and provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan; and (iv) in consideration of Mr. Berman agreeing to extend the term of his employment agreement, a grant of 183,748 Restricted Stock Units, which shall vest in two equal installments of 91,874 Restricted Stock Units each on October 25, 2025 and October 25, 2026 (provided that Executive remains employed by the Company on such date(s), as applicable.) All capitalized terms used but not defined in the two previous sentences have the meanings ascribed thereto in the Berman Employment Agreement, as amended by the seventh amendment.

On October 25, 2022, the Company amended the employment letter agreement between the Company and Mr. John L. Kimble, Chief Financial Officer and Executive Vice President, and entered into Amendment No. 1 to the Kimble Employment Agreement. The terms of the Kimble Employment Agreement have been amended as follows: (i) ) to extend the Term of the Kimble Employment Agreement for an additional two years through December 31, 2026; (ii) modification of existing cash performance bonus opportunity for 2023 – 2026 in a range between twenty-five percent (25%) and two hundred percent (200%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the Kimble Employment Agreement captioned “Restricted Stock Awards”, effective as of January 2023, to provide for the annual grant of a number of shares of Restricted Stock Units equal to the lesser of (a) 150% of Base Salary in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.50% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Kimble (and no cash substitute shall be provided to Mr. Kimble) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan; and (iv) in consideration of Mr. Kimble agreeing to extend the term of his employment agreement, a grant of 41,988 Restricted Stock Units, which shall vest in two equal installments of 20,994 Restricted Stock Units each on October 25, 2025 and October 25, 2026 (provided that Executive remains employed by the Company on such date(s), as applicable.) All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Kimble Employment Agreement, as amended by the first amendment.

On March 31, 2023, the Company amended the employment agreement between the Company and Mr. Stephen G. Berman, Chief Executive Officer and President, and entered into Amendment No. 8 to the Berman Employment Agreement. The terms of the Berman Employment Agreement have been amended to increase Mr. Berman’s Base Salary to an annual rate of $1,800,000, effective January 1, 2023, and for each subsequent calendar year during the Term at an annual rate to be determined by the Compensation Committee of the Company’s Board of Directors, but is at least $25,000 more than the annual rate in the immediately preceding year.

On February 18, 2025, the Company amended the employment agreements between the Company and Messrs. Berman and Kimble to, among other things, (i) extend the terms of their respective Employment Agreements for an additional twenty-seven months through March 31, 2029; (ii) provide for the addition of a performance award consisting of RSUs which will vest in tranches based upon the market price of our common stock, and (iii) under certain circumstances continue, post-termination, to provide certain health insurance benefits to the executive and his family.

On March 2, 2026, the Company corrected and restated the employment agreements between the Company and Messrs. Berman and Kimble to provide that the annual issuance of RSU’s will continue on the same terms for the periods covered by the February 18, 2025 extension, which provision had inadvertently been omitted in such amendment.

The foregoing is only a summary of the material terms of our employment agreements with the Named Executive Officers. For a complete description, copies of such agreements are publicly available as part of our filings with the Securities and Exchange Commission.

On October 19, 2011, our Board of Directors approved the material terms of and adoption of our Company’s Change in Control Severance Plan (the “Severance Plan”), which applies to certain of our key employees. None of our named executive officers participate in the Severance Plan. The Severance Plan provides that if, within the two year period immediately following the “change in control” date (as defined in the Severance Plan), a participant has a qualifying termination of employment, the participant will be entitled to severance equal to a multiple of monthly base salary, which multiple is the greater of (i) the number of months remaining in the participant’s term of employment under his or her employment agreement and (ii) a number ranging between 12 and 18; accelerated vesting of all unvested equity awards; and continued health care coverage for the number of months equal to the multiple used to determine the severance payment. On February 26, 2020 our Board of Directors terminated the Severance Plan, but such termination would not be effective as to any employee who was a participant as of the termination date if a Change In Control were to occur prior to the twelve-month period following the termination date.

Employee Benefits Plan

We sponsored for our U.S. employees, a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Plan provided that employees may defer up to 50% of their annual compensation subject to annual dollar limitations, and that the Company would make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation. Company-matching contributions, which vest immediately, totaled $2.0 million, $1.7 million and $1.5 million for the year ended December 31, 2025, 2024 and 2023, respectively.

Starting December 2023, we sponsored for certain of our U.S.-based senior employees, a nonqualified deferred compensation plan which includes provisions for salary deferrals and discretionary contributions on a deferred tax basis. As of December 31, 2025 we have not made any discretionary matching contributions to the plan. Employees direct the investment of their account balances, and we invest amounts held in the associated investment trust consistent with these directions. The value of the assets held in trust by the non-qualified plan was $4.5 million and $1.7 million as of December 31, 2025 and 2024, respectively.

The Company has statutory benefit plans outside the U.S., which are not material.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

Option Grant Practices

In recent years, we have not granted stock options, stock appreciation rights or similar instruments with option-like features to our employees. We therefore (i) do not grant, and have not granted, such instruments in anticipation of the release of material nonpublic information, (ii) we do not time, and have not timed, the release of material nonpublic information based on grant dates of such instruments or for the purpose of affecting the value of executive compensation and (iii) we do not take, and have not taken, material nonpublic information into account when determining the timing and terms of such instruments. As options, stock appreciation rights or similar instruments with option-like features have not been an element of employee compensation in recent years, we do not have a formal policy with respect to the timing of grants thereof, and we did not grant options, stock appreciation rights or similar instruments with option-like features in 2025.

Compensation Recovery Policy

Effective December 1, 2023, our Board of Directors adopted a policy (commonly known as a “clawback” policy) which provides for the recovery of erroneously awarded incentive compensation to certain of our officers in the event that we are required to prepare an accounting restatement due to material noncompliance by us with any financial reporting requirements under the federal securities laws. This policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, Nasdaq Listing Rule 508, and such other applicable rules and regulations (the “Listing Standards”). The policy is administered by our Board of Directors or, if so designated by the Board of Directors, the Compensation Committee (in either case, the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.

The individuals covered by this policy (the “Covered Executives”) are any current or former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

The policy covers our recoupment of “Incentive-Based Compensation” (as defined in the policy) received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation. In the event we are required to prepare an accounting restatement, the policy requires us to recover, reasonably promptly, any erroneously awarded Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which we are required to prepare such accounting restatement, all as as determined by the Administrator.

The amount required to be recovered is the excess of the amount of Incentive-Based Compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

The foregoing description of our Clawback Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of such policy, a copy of which have been publicly filed and are available in their entirety as an exhibit to our Annual Report filed with the SEC or are otherwise incorporated therein by reference. Capitalized terms used above and not defined shall have the meanings assigned them in the Policy.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm BDO USA, P.C. as our principal independent auditors for the fiscal year ending December 31, 2026. BDO USA, P.C. has been our independent auditors since June 2006.

If the appointment of BDO USA, P.C. is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO USA, P.C. are expected to be virtually present at the Annual Meeting and will have the opportunity to make a statement at the Annual Meeting, if they so desire.

Before our principal accountant is engaged by us to render audit or non-audit services, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees of BDO USA, P.C., our principal accountant (PCAOB ID: 243), for the two years ended December 31, 2025, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):

	2025	2024
Audit Fees	$1,752,721	$2,192,082
Audit Related Fees	9,000	4,500
	$1,761,721	$2,196,582

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. These fees primarily relate to audits of employee benefit plans.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a filing.

Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, P.C., is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and our system of internal control over financial reporting.

The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board (“PCAOB”) auditing standard AS 1301 Communications with Audit Committee, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm’s independence, including a review of audit and non-audit fees and the written disclosures and letter from BDO USA, P.C. to the Audit Committee as required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Taking all these reviews and discussions into account, all the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the period ending December 31, 2025 for filing with the SEC.

Members of the Audit Committee

Alexander Shoghi (Chair), Jonathan R. Liebman, Neilwantie Mahabir

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal No. 3)

Our stockholders are being provided with the opportunity to cast a non-binding, advisory vote (commonly known as “say on pay”) on the compensation of the executive officers named in the “Summary Compensation Table” above (collectively, the “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders advise that they approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance. Please see the “Compensation Discussion and Analysis” and the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

STOCKHOLDERS PROPOSALS FOR 2027 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2027 at our principal executive offices on or before December 23, 2026. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before February 23, 2027. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, California 90405, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Reports on Form 10-K for the fiscal year ending December 31, 2025, including the financial statements and financial statement schedules. Anyone requesting such documents shall submit the request in writing to: JAKKS Pacific, Inc., 2951 28th Street, Santa Monica, CA 90405, Attn.: John L. Kimble, Chief Financial Officer.

By Order of the Board of Directors,
Stephen G. Berman,
Secretary
April 22, 2026

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL

VIRTUALLY ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO

ATTEND, YOU ARE URGED TO VOTE ONLINE OR BY TELEPHONE OR BY WRITTEN PROXY.

STOCKHOLDERS WHO ATTEND THE VIRTUAL ANNUAL MEETING MAY VOTE THEIR

SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.